Exhibit 99.2

RIO BRAVO OILFIELD SERVICES, INC.

COMBINED BALANCE SHEETS

Unaudited

(USD in thousands)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$92	$180
Accounts receivable, net	798	811
Inventories, net	4,275	5,126
Prepaid expenses and other current assets	714	943

Total current assets	5,879	7,060
Long-term assets:
Property and equipment, net	430	441
Advance payments and deposits	164	164
Total long-term assets	594	605
Total assets	$6,473	$7,665
Liabilities and Stockholder's Deficit
Current liabilities:
Accounts payable	$1,389	$1,788
Accrued personnel costs	216	205
Accrued taxes	11	9
Accrued warranties	8	8
Other accrued expenses	16	39
Bank lines of credit	118	121
Current portion of long-term debt	21	21
Customer advance payments	5,946	6,892
Notes payable to related parties	185	185
Total current liabilities	7,910	9,268

Long-term debt, net of current portion	67	72

Total long-term liabilities	67	72
Total liabilities	7,977	9,340

Commitments and Contingencies

Stockholders' deficit:
Paid in capital, par value
Rio Bravo Oilfield Services, Inc. common stock $1 par value, 1,000 shares authorized, issued and outstanding	1	1
Rio Bravo Tank De Mexico SA de CV common stock $0 par value, 100 shares authorized, issued and outstanding	—	—
Paid in capital, paid in excess of par	4	4
Accumulated deficit	(1,437)	(1,591)
Accumulated other comprehensive loss	(72)	(89)
Total stockholders' deficit	(1,504)	(1,675)
Total liabilities and stockholders' deficit	$6,473	$7,665

F-1

 RIO BRAVO OILFIELD SERVICES, INC.

  COMBINED STATEMENTS OF OPERATIONS

Unaudited

  (USD in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Net sales of products	$2,921	$1,619

Cost of products sold	2,084	1,318
Depreciation, productive assets	19	18

Gross profit	818	283

Sales, general and administration expenses:
Personnel costs	369	366
Professional fees	91	133
Administration, rents	28	22
General expenses	123	169
Depreciation, nonproductive assets	1	—

Total sales, general and administration expenses	612	690

Operating income (loss)	206	(407)

Other income (expense)
Interest expense	(8)	(4)
Total other income (expense)	(8)	(4)

Net Income (Loss) Before Tax	198	(411)

Provision for income taxes	44	35

Net income (loss)	$154	$(446)

Per share information
Net income (loss) per common share	$154.22	$(445.64)

Weighted average shares outstanding	1,000	1,000

F-2

 RIO BRAVO OILFIELD SERVICES, INC.

COMBINED STATEMENTS OF CASH FLOWS

Unaudited

(USD in thousands)

	Three Months Ended March 31,
	2015	2014
Operating Activities
Net income (loss)	$154	$(446)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	20	18
(Gain) loss on change in fair value of
foreign exchange forward contracts	—	18

Changes in operating assets and liabilities:
Accounts receivable, net	13	(355)
Inventories, net	851	(2,288)
Prepaid expenses and other current assets	229	854
Accounts payable	(399)	209
Advance payments and deposits	—	9
Accrued personnel costs	11	50
Customer advance payments	(946)	(4)
Accrued taxes, warranties and other expenses	(21)	(13)
Cash provided by (used in) operating activities	(88)	(1,948)
Investing Activities
Purchases of property and equipment	(9)	(93)
Net cash used in investing activities	(9)	(93)

Financing Activities
Payments on bank lines of credit	(3)	(4)
Payments on long-term debt	(5)	(5)
Owner distributions paid	(6)	—
Net cash provided by (used in) financing activities	(14)	(9)
Effect of exchange rates on cash and cash equivalents	23	8

Net increase (decrease) in cash and cash equivalents	(88)	(2,042)
Cash and cash equivalents at the beginning of the quarter	180	2,659

Cash and cash equivalents at the end of the quarter	$92	$617

Supplemental Disclosure of Cash Flow Information:
Cash paid during the quarter for interest	$6	$4

Cash paid during quarter for taxes	$15	$27

F-3